Cup Crew

Fashion-Forward Fitness

Invest

$99.22 minimum investment

DEADLINE: August 9, 2023

in 2 months

UNIT PRICE

$0.41

TOTAL RAISED

$0

VALUATION

$5,864,500

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCING CUPCREW

Cupcrew hopes to solve the problem of inconvenience and discomfort associated with traditional wearable devices while offering innovative solutions for tracking fitness and health metrics and providing access to exclusive events and parties. **By combining fashion and technology**, Cupcrew plans to offer a new level of convenience and functionality to its customers.

COMPANY DESCRIPTION

COMPANY DESCRIPTION

The logo is planned to be designed with an embedded sensor to collect data about the wearer's health and wellness. This technology design is meant to be seamless and unobtrusive, making it easy for users to incorporate it into their daily routine without feeling weighed down by extra devices or accessories.

The technology is planned to measure the user's physical activity. This can include steps taken, calories burned, and distance traveled. The company plans to store the data in the cloud, allowing users to track their progress over time and make adjustments to their fitness routine as needed. The logo sensor is also expected to monitor a user's heart rate and sleep patterns, providing valuable insights into their overall health.

Cupcrew's plans don't stop at fitness tracking. The logo sensor is also expected to be equipped with NFC (Near Field Communication) technology, allowing users to access exclusive events and private parties. Simply by tapping their logo on a compatible device, users may gain access to VIP areas and receive special discounts at participating businesses.

Cupcrew also plans to equip their logo sensor with Bluetooth technology, allowing users to sync it with their smartphone. This would make it possible for the user to receive notifications for calls, texts, and other alerts directly on their clothing.

In addition to its technological features, Cupcrew's clothing is also designed with comfort and style in mind. The logo sensor is meant to be discreetly incorporated into the design, so it doesn't detract from the overall aesthetic of the garment.

Cupcrew hopes to change the way people think about wearable devices. By integrating it into their clothing logo, they plan to make it easy for users to incorporate it into their daily routine without feeling like they're wearing a gadget.



MARKET OPPORTUNITY

"The global wearable fitness tracker market size was valued at $45 billion in 2021." –Straits Research

- Projected to reach $192 billion by 2030
- CAGR of 17.5% (2022-2030)

> **"The need for wearable fitness trackers is expanding due to rising health monitoring gadget demand and public awareness of the value of leading a healthy lifestyle."**
>
> ---
> *Straits Research*

BUSINESS MODEL

Cupcrew's business model is based on a combination of selling high-quality, technology-infused clothing and offering exclusive access to events and parties through the use of the logo sensor's NFC technology.

In addition to their online store, CupCrew also plans to establish partnerships with select retailers to sell their products in physical stores. The company plans to price their clothing competitively, making it accessible to a broad range of consumers, while still offering the latest in wearable tech.

The company also plans to generate revenue through potential partnerships with event organizers and businesses. By offering exclusive access and discounts to Cupcrew customers, the company has hopes to create a valuable marketing opportunity for these partners.

Overall, Cupcrew's business model is focused on providing innovative products that combine fashion and technology, while also creating partnerships that add value for both the company and its customers. As the wearable tech industry continues to grow, Cupcrew plans to expand their product offerings and partnerships, and capitalize on the increasing demand for functional and stylish wearable devices.

TEAM



Paul Gendrolis

Manager

Paul Gendrolis is a serial entrepreneur with more than 30 years experience building and growing companies. He owns his own plumbing and heating business, as well as a seafood restaurant. He develops and manages real estate, and he is also an active angel investor, with a passion for helping launch early-stage ventures.



Vamsi Krishna

Technology

Vamsi Krishna is a software engineer with more than five years of professional experience. Previous to his current role at CupCrew, he was Senior Software Engineer at MARVIS IT SERVICES in Bangalore. Vamsi is well-versed with Software Development Life Cycle (SDLC) and has hands-on experience with Core Java, python, and SQL Databases. He received his BE from Rao & Naidu engineering College.

USE OF PROCEEDS

If the offering's maximum amount of $123,849 is raised:

Use	Value	% of Proceeds
Marketing	$99,079	80.0%
General & Administrative Expenses	$18,702	15.1%
Intermediary fees	$6,069	4.9%

TERMS

This is an offering of Membership Units, under registration exemption 4(a)(6), in CupCrew, LLC, doing business as Cup Crew. This offering must raise at least $10,000 by August 9, 2023 at 11:59pm ET. If this offering doesn't reach its ***target***, then your money will be refunded. Cup Crew may issue additional securities to raise up to $123,849, the offering's ***maximum***.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its ***post-money valuation***) will be:

14,605,729 units
× $0.41 per unit

$5,988,349 implied valuation

PITCH DECK

Cup Crew Pitch Deck

FINANCIALS

Cup Crew's official name is CupCrew, LLC, so that's the name that appears in the statements below.

Balance sheet

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Jun 9, 2023 • Primary offering of 302,070 units at $0.41

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